EXHIBIT TO ITEM 77M

MERGERS

Touchstone Variable Series Trust

	At a meeting of the Board of Trustees (the "Board") of Touchstone Variable Series Trust (the "Trust") held on August 22, 2013, the Board approved a proposal to reorganize the Touchstone Enhanced ETF Fund (the "Enhanced ETF Fund") into the Touchstone Aggressive ETF Fund (the "Aggressive ETF Fund;" collectively with the Enhanced ETF Fund, the "Funds"), each a separate series of the Trust, whereby the Enhanced ETF Fund will liquidate by transferring substantially all of its assets and liabilities to the Aggressive ETF Fund. It is anticipated that the reorganization will be on a tax-free basis to the shareholders, and the reorganization is expected to be consummated as of the close of business on or about December 13, 2013.

      Circumstances and details of the reorganization are described and incorporated by reference to N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on
September 20, 2013 (Accession No.: 0001104659-13-071408).